Exhibit 99.1

FOR IMMEDIATE RELEASE:

PACKAGING CORPORATION OF AMERICA DECLARES QUARTERLY DIVIDEND

Lake Forest, IL    March 1, 2017 – Packaging Corporation of America (NYSE: PKG) announced today that its Board approved a regular quarterly dividend of $0.63 per share on its common stock. The quarterly dividend of $0.63 per share will be paid to shareholders of record as of March 15, 2017 with a payment date of April 14, 2017. Future declaration of quarterly dividends and the establishment of future record and payment dates are subject to the final determination by PCA’s Board of Directors.

PCA is the fourth largest producer of containerboard products and the third largest producer of uncoated freesheet paper in the United States, based on production capacity. PCA operates eight paper mills and 94 corrugated products plants and related facilities.

Contact: Barbara Sessions

Packaging Corporation of America

INVESTOR RELATIONS: (877) 454-2509

PCA Web Site:    www.packagingcorp.com